Middlesex Water Announces Pricing of Common Stock Offering

ISELIN, NJ --  06/09/10 -- Middlesex Water Company (NASDAQ: MSEX) (the "Company") today announced the pricing of a public offering of 1,700,000 shares of its common stock at a price of $15.21 per share, for net proceeds of approximately $24.6 million after commissions and estimated offering expenses.  The Company has granted the underwriters the option to purchase up to an additional 255,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on June 11, 2010. The offering is made under the Company’s currently effective shelf registration statement filed with the United States Securities and Exchange Commission.

The Company intends to use the net proceeds from the offering to reduce the balance of its short-term borrowings.

Janney Montgomery Scott LLC served as sole book-runner and lead manager for the offering, and Edward D. Jones & Co., L.P. served as co-manager for the offering. A final prospectus supplement related to the public offering will be filed with the United States Securities and Exchange Commission. Copies of the final prospectus supplement, when available, may be obtained by contacting Janney Montgomery Scott LLC, 60 State Street, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@janney.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company visit our website at www.middlesexwater.com or call (732) 634-1500.

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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549